SharpSpring Appoints Former Microsoft Executive Marietta Davis and ARI Network Services CEO Roy W. Olivier to Board of Directors

GAINESVILLE, FL — July 3, 2017 — SharpSpring, Inc. (NASDAQ: SHSP), a global provider of cloud-based marketing technologies, has appointed Marietta Davis and Roy W. Olivier to its board of directors. The appointments will be effective immediately. With these changes, SharpSpring’s board is now expanded from five directors to its previously stated goal of seven.

Davis is an experienced corporate executive with a career spanning more than 30 years in the technology sector, most notably with global organizations like Microsoft, IBM and Tata Consulting. She currently serves on the advisory board of DataOceans and as a director of Youth Villages. Davis spent over a decade at Microsoft culminating in her role as Vice President of U.S. Dynamic Sales. In that position, she oversaw approximately 400 sales, marketing, technical and customer success professionals and helped define the marketing/sales motion strategy for Microsoft’s Dynamics Customer relationship management (CRM) Cloud and Enterprise Resource Planning (ERP) products and services.

Olivier is currently President and CEO of ARI Network Services (NASDAQ: ARIS), a leading provider of sales and marketing software that helps dealers, distributors and manufacturers in select vertical markets sell online and in-store. Prior to ARI, Olivier was the Founder, President and CEO of Media Solutions International (MSI), a multi-million-dollar provider of technical documentation software to the construction, material handling, mining, and outdoor power markets. MSI was sold to ProQuest Business Solutions in 2000.

“On behalf of the entire leadership team at SharpSpring, I would like to welcome Marietta and Roy to our organization,” said company CEO, Rick Carlson. “Their appointments represent not just a significant enhancement to our board, but also an important step in SharpSpring’s continued evolution as a company. We were looking for directors who had proven track records in creating significant long-term shareholder value for their respective companies, and we’ve found just that in Marietta and Roy. We’re both excited and thankful to have such high-caliber and well-respected industry leaders involved in our strategic decision-making as SharpSpring expands its market share in the growing marketing automation space.”

About SharpSpring, Inc.

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at www.sharpspring.com.

Company Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

IR@sharpspring.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Najim Mostamand

949-574-3860

SHSP@liolios.com